Exhibit 99.1

Steven Love

Vice President of Finance and Chief Accounting Officer

Affymax, Inc.

650-812-8747

AFFYMAX PRICES PUBLIC OFFERING OF COMMON STOCK

PALO ALTO, Calif., November 19, 2009,  Affymax, Inc. (Nasdaq: AFFY) today announced that it has priced an underwritten public offering of 4,109,589 shares of its common stock at a price of $18.25 per share.  Net proceeds, after estimated underwriting discounts and commissions and estimated expenses, will be approximately $69.6 million.  Affymax has granted the underwriters a thirty-day option to purchase up to 616,438 additional shares of common stock to cover overallotments, if any.  The offering is expected to close on or about November 24, 2009, subject to satisfaction of customary closing conditions.

Cowen and Company, LLC and Lazard Capital Markets LLC are acting as joint book-runners, with RBC Capital Markets Corporation and Robert W. Baird & Co. Incorporated acting as co-managers for the offering.

The securities described above are being offered by the Company pursuant to a shelf registration statement which was filed with the Securities and Exchange Commission on October 2, 2009 and became effective on October 22, 2009.  A prospectus supplement and the accompanying prospectus describing the terms of the offering will be filed with the Securities and Exchange Commission and forms part of the effective Registration Statement.

When available, copies of the final prospectus supplement and accompanying base prospectus relating to this offering can be obtained at the SEC’s website at http://www.sec.gov or from Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department or by calling (631) 254-7106 or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or by calling (800) 542-0970 .

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions.

This release contains forward-looking statements, including statements regarding the completion, timing and size of the proposed public offering. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the public offering.  There can be no assurance that Affymax will be able to complete the public offering on the anticipated terms, or at all.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.